Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2013 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of STAG Industrial, Inc., and our report dated March 9, 2012, except with respect to our opinion on the combined statements of comprehensive loss and the effects of discontinued operations described in Note 3 as to which the date is March 6, 2013, relating to the financial statements and financial statement schedules of STAG Predecessor Group, which appear in STAG Industrial Inc.'s Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the incorporation by reference of our reports dated May 8, 2013 relating to the combined statements of revenue and certain expenses of the Armacell Properties and the Columbus Nova Properties and of our reports dated May 8, 2013 and December 13, 2012 relating to the combined statements of revenue and certain expenses of the STAG Investments II Portfolio, which appear in STAG Industrial Inc.'s Current Report on Form 8-K (as amended) dated October 9, 2012. We also consent to the incorporation by reference of our reports dated May 9, 2012 relating to the statements of revenue and certain expenses of the South Bend Property, the Spartanburg Property, and the Reading Property, which appear in STAG Industrial Inc.'s Current Report on Form 8-K dated May 9, 2012. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 8, 2013